AGREEMENT OF MERGER


    This Agreement of Merger (the "Agreement") is dated the 22nd day of August, 1997 by and among EYEMAKERS, INC., a Nevada corporation with its principal place of business located at 4100 McEwen, Suite 160, Dallas, Texas 75244 ("Eyemakers"), EYEMAQ, INC., a Texas corporation with its principal place of business also located at 4100 McEwen, Suite 160, Dallas, Texas 75244 (the "Company"), and BUDGET OPTICALS OF AMERICA, INC., a Texas corporation with its principal place of business located at 905 South Amy Lane, Harker Heights, Texas 76548 ("Budget Opticals").

                           RECITALS

    A. Eyemakers owns all of the issued and outstanding shares of capital stock of the Company.

    B. The Board of Directors and the shareholders of the Company and Budget Opticals, and the Board of Directors of Eyemakers, deem it advisable and in the best interests of Company and Budget Opticals that Company merge with and into Budget Opticals pursuant to this Agreement and a plan of merger (the "Plan of Merger") in the form of Exhibit A attached hereto.

    C. At the Closing (as defined in Section 1.4 hereof) hereunder, Company and Budget Opticals shall enter into the Articles of Merger which provide, among other things, for the merger of the Company with and into Budget Opticals (the "Merger") and the conversion of all of the issued and outstanding shares of Company Common Stock, no par value per share ("Company Common Stock"), into all of the issued and outstanding shares of the common stock of Budget Opticals, no par value per share (the "Budget Opticals Common Stock"), all as more fully described in Section 1.2 hereof and the Plan of Merger. After the consummation of the Merger, the Company shall have ceased to exist, and Budget Opticals shall have become a wholly-owned subsidiary of Eyemakers.

    D. The parties hereto desire to set forth herein the terms and provisions of their understandings and agreements.

    NOW, THEREFORE, in consideration of the premises, the provisions and the respective agreements hereinafter set forth, the parties hereto hereby agree as follows:

    1.   The Business Combination.

         1.1  The Merger.  At the Effective Time (as defined in Section
    1.2 hereof), Company shall be merged with and into Budget Opticals in accordance with the provisions of this Agreement and the Texas Business Corporation Act, and the

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    separate existence of Company shall cease, and Budget Opticals, as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Texas as a wholly-owned subsidiary of Eyemakers.

         1.2 Effective Time of the Merger. As soon as practicable after the Closing (as defined in Section 1.4 hereof), the Company and Budget Opticals (collectively referred to as the "Constituent Corporations") will cause appropriate Articles of Merger to be duly prepared, executed and verified in accordance with the provisions of the Texas Business Corporation Act, which Articles of Merger shall be duly filed with the Secretary of State of the State of Texas. The Merger shall become effective upon the issuance of the certificate of merger by the Secretary of State of the State of Texas (the "Effective Time").

         1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature of each Constituent Corporation; and all property, real, personal and mixed, and all debts due on whatever account and all other choses in action and every other interest of or belonging to or due to each Constituent Corporation shall be deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. At the Effective Time, the Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each Constituent Corporation; and any existing claim, action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens on the property of either Constituent Corporation shall be impaired by the Merger.

         1.4 Closing. The closing of the Merger provided herein (the "Closing") will be at the office of Eyemakers at 10:00 a.m., local time, on August 22, 1997, or at such other place or at such other date and time as Eyemakers, the Company and Budget Opticals may mutually agree. Such date and time of Closing is herein referred to as the "Closing Date".

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    2.  Conversion and Exchange of Shares; Additional Shares.

         2.1 Conversion of Shares. At the Effective Time and without any action on the part of Budget Opticals, Company or the holder of any of the following securities:

              2.1.1 Each outstanding share of Company Common Stock which is outstanding immediately prior to the effective time of the Merger shall be cancelled and shall cease to exist as shares of the Company, except that each outstanding share of Company Common Stock which shall be cancelled and shall cease to exist shall be converted into the right to receive from the shareholders of the Surviving Corporation its pro rata portion of the then issued and outstanding shares of Budget Opticals Common Stock; provided, however, that no Dissenting Shares (as defined in Section 2.3) shall be exchanged but rather shall be subject to Section 2.3.

              In consideration for the conversion of each share of Company Common Stock into its pro rata portion of the then issued and outstanding shares of Budget Opticals Common Stock, the shareholders of Budget Opticals (the "Budget Opticals Shareholders") shall receive, based upon their ownership interest in the Budget Opticals Common Stock as set forth in Exhibit B, their pro rata portion of (i) Fifty Thousand Dollars ($50,000.00) to be transferred to the Budget Opticals Shareholders by individual cashier's checks payable to the Budget Opticals Shareholders, and (ii) Six Hundred Thousand (600,000) shares of Eyemakers' non-voting Class B Preferred Stock, par value $0.001 per share, bearing a dividend rate of Five Percent (5%) per annum payable annually on the anniversary date of the certificate therefor, being convertible by the holders thereof into shares of Eyemakers' common stock, no par value per share (the "Eyemakers Common Stock"), at a conversion rate of $4.25 per share, and being subject to redemption by Eyemakers at any time during the two-year period commencing on the date of their issuance at a redemption price of $7.50 per share (the "Class B Preferred"). Eyemakers hereby grants to each Budget Opticals Shareholder the option, exercisable at any time after the expiration of Two (2) years from the date of issuance thereof, to cause Eyemakers to acquire any or all shares of Class B Preferred held by them at a price equal to the conversion rate, or $4.25 per share. It is the intention of the parties that the merger would qualify as a nontaxable transaction to the Budget Opticals Shareholders except to the extent of

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

         the cash received pursuant to the provisions of this paragraph.

              Neither the Class B Preferred nor the Common Stock to be issued upon conversion of the Class B Preferred by the Budget Opticals Shareholders will be registered with either the Securities and Exchange Commission ("SEC") or any regulatory authority of any state. The Class B Preferred Stock and the Common Stock could thus be sold by the Budget Opticals Shareholders only pursuant to a subsequent registration statement filed by Eyemakers with the SEC or pursuant to applicable exemption from registration. The Class B Preferred and the Common Stock would therefore be "Restricted Securities," as such term in defined in Rule 144 as promulgated by the SEC.

              2.1.2 Each share of Company Common Stock and Budget Opticals Common Stock which are held in the treasuries of Company and Budget Opticals, respectively, shall be automatically cancelled and extinguished, and no consideration shall be transferred in respect thereof.

         2.2 Stock Options. At the Effective Time and without any action on the part of the holder thereof, each option to purchase shares of Budget Opticals Common Stock (the "Options") issued by Budget
    Opticals, whether or not then exercisable, shall be converted into issued and outstanding shares of Budget Opticals Common Stock.

         2.3  Dissenting Shares.

              2.3.1 Each outstanding share of Budget Opticals Common Stock, the holder of which has demanded and perfected his or her demand for appraisal of his or her shares in accordance with Texas Business Corporation Act and has not effectively withdrawn or lost his or her right to such appraisal as provided therein ("Dissenting Shares"), shall not be converted into or represent a right to its pro rata portion of the consideration described in
         Section 2.1 hereof, but the holder thereof shall be entitled only to such rights as are granted by that law. Each holder of Dissenting Shares who becomes entitled to consideration for his Budget Opticals Common Stock pursuant to that law shall receive consideration from Eyemakers in accordance with the provisions of that law.

              2.3.2 If any holder of Budget Opticals Common Stock who demands appraisal of his shares under the Texas Business
         Corporation Act shall effectively

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


         withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then each share of Budget Opticals Common Stock of such holder shall automatically be converted into the right to receive its pro rata portion of the consideration described in Section 2.1 above without interest thereon.

              2.3.3 Budget Opticals shall give Eyemakers (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the Texas Business Corporation Act and which are received by Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Texas Business Corporation Act. Eyemakers will not voluntarily make any payment with respect to any demands for appraisal and will not settle or offer to settle such demands.

         2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of Budget Opticals shall be closed and there shall be no further registration of transfers of shares of Budget Opticals Common Stock thereafter on the records of Budget Opticals.

         2.5 Surrender and Exchange of Stock Certificates Representing Budget Opticals Common Stock and Options to Purchase Shares of Budget Opticals Common Stock. At the Effective Time, the holders of shares of Budget Opticals Common Stock shall cease to have any rights as shareholders of Budget Opticals, except such rights as they may have pursuant to this Agreement and applicable law. After the Effective Time, each Budget Opticals Shareholder shall be entitled, upon surrender of certificates representing shares of Budget Opticals Common Stock, to receive his or her pro rata portion of the consideration described in Section 2.1 above and as set forth on Exhibit B.

         2.6 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and

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

    provisions of this Agreement.

    3.  Articles of Incorporation; By-Laws; Directors and Officers.

         3.1 Articles of Incorporation. Unless otherwise determined prior to the Effective Time, in the discretion of Eyemakers, at the Effective Time the Articles of Incorporation of Budget Opticals, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

         3.2 By-Laws. The By-Laws of Budget Opticals, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

         3.3 Directors. The directors of Budget Opticals immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until their successors have been elected and shall qualify or as otherwise provided in the By-Laws of the Surviving Corporation.

         3.4 Officers. The officers of Budget Opticals immediately prior to the Effective Time shall be the officers of the Surviving
    Corporation, to hold office until their successors have been appointed and shall qualify or as otherwise provided in the By-Laws of the Surviving Corporation.

    4. Representations and Warranties of Budget Opticals. Budget Opticals represents and warrants to Eyemakers and the Company as follows:

         4.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Budget Opticals is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Budget Opticals is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Budget Opticals has all requisite corporate power and authority to own its properties and carry on its business as now conducted. Budget Opticals is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Budget

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    Opticals is a party or is subject, and Budget Opticals is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. Budget Opticals has obtained all licenses, permits or other authorizations and has taken all actions required by applicable law or governmental regulation in connection with its business as now conducted.

         4.2 Affiliate Entities. Except as set forth in Schedule 4.2, Budget Opticals does not own, directly or indirectly, a majority or controlling interest in any corporation, business trust, joint stock company, partnership or other business organization or association relating to the business operations of Budget Opticals. As used in this Article 4 (other than Sections 4.3, 4.7 and 4.11 hereof), references to Budget Opticals shall include the affiliated entities set forth in Schedule 4.2 hereof.

         4.3 Capitalization. Budget Opticals has authorized capital stock consisting solely of Five Hundred Thousand (500,000) shares of common stock, no par value per share, of which Five Hundred Thousand (500,000) shares and no more are presently issued and outstanding. Except for rights granted pursuant to this Agreement and as set forth in Schedule 4.3 hereto, there are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to require Budget Opticals to sell or issue any capital stock or other securities.

         4.4 Jurisdictions. Schedule 4.4 contains a list of all jurisdictions in which Budget Opticals is presently licensed or qualified to do business. Budget Opticals has complied in all material respects with all applicable laws of each such jurisdiction and all applicable rules and regulations of each regulatory agency therein. Budget Opticals has not been denied admission to conduct any type of business in any jurisdiction in which it is not presently admitted as set forth in such Schedule 4.4, has not had its license or qualification to conduct business in any jurisdiction revoked or suspended and has not been involved in any proceeding to revoke or su-spend a license or qualification.

         4.5 Records. The corporate minute books of Budget Opticals to be delivered to Eyemakers at the Closing will contain true and complete copies of the articles of incorporation and by-laws, as amended to the Closing Date, the minutes of all meetings of directors and shareholders and certificates reflecting all actions taken by the directors or shareholders without a meeting from the date of incorporation of Budget Opticals to the Closing Date.

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


         4.6 Officers and Directors; Bank Accounts; Powers of Attorney; Insurance. The officers and directors of Budget Opticals are as set forth in Schedule 4.6. Schedule 4.6 also sets forth (i) the name of each bank, savings institution or other person with which Budget Opticals has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons, if any, holding powers of attorney from Budget Opticals and a summary statement of the terms thereof, and (iii) a list of all insurance policies owned by Budget Opticals (other than those required to be listed in Schedule 4.15.2 hereof), together with a brief statement of the coverage thereof.

         4.7 Financial Statements. Budget Opticals has furnished to Eyemakers (i) unaudited balance sheets and notes thereto of Budget Opticals as of December 31, 1996 and December 31, 1995, respectively, and for the three-month period ended March 31, 1997 (collectively the "Unaudited Balance Sheets"), and (ii) unaudited statements of operations of Budget Opticals for the calendar years ended December 31, 1996 and December 31, 1995, respectively, and for the three-month period ended March 31, 1997, copies of which are attached hereto as Exhibit C (collectively the "Financial Statements"). The Unaudited Balance Sheets are sometimes hereinafter collectively referred to as the "Balance Sheets." The Financial Statements fully and fairly set forth the financial condition of Budget Opticals as of the dates indicated, and the results of its operations for the periods indicated, in accordance with generally accepted accounting principles consistently applied.

         4.8 Undisclosed Liabilities. Budget Opticals has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, which were not accrued in the liability section of the Unaudited Balance Sheet except (i) those arising after the date of the Unaudited Balance Sheet which are in the ordinary course of business, in each case in normal amounts and none of which is materially adverse, and (ii) as and to the extent specifically described in the Schedules hereto.

         4.9 Absence of Certain Changes or Events Since the Date of the Unaudited Balance Sheets. Since the date of the Unaudited Balance Sheets, Budget Opticals has not:

              4.9.1 incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby;

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


              4.9.2 discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

              4.9.3 mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

              4.9.4 transferred, leased or otherwise disposed of any of its assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

              4.9.5 cancelled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

              4.9.6     waived or released any rights of material value;

              4.9.7 except pursuant to those contracts listed on Schedules 4.14 and 4.15 hereto, transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

              4.9.8 made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of Budget Opticals;

              4.9.9 entered into any transaction, contract or commitment, except (i) contracts listed on Schedules 4.14 and
         4.15 hereto and (ii) this Agreement and the transactions contemplated hereby;

              4.9.10 suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct business; or

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

              4.9.11 declared any dividends or bonuses, or authorized or affected any amendment or restatement of the articles of incorporation or by-laws of Budget Opticals or taken any steps looking toward the dissolution or liquidation of Budget Opticals.

         Between the date of this Agreement and the Effective Time, Budget Opticals will not, without the prior written consent of Eyemakers, do any of the things listed in Sections 4.9.1 through 4.9.11 above.

         4.10 Taxes. Budget Opticals (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement which relate to Budget Opticals or with respect to which Budget Opticals or the assets or properties of Budget Opticals are liable or otherwise in any way subject, (ii) has paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such taxes accrued in respect of Budget Opticals or the assets and properties of Budget Opticals for periods subsequent to the periods covered by such returns. No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement. Copies of all federal and state income (or franchise) tax returns of Budget Opticals have been made available for inspection by Eyemakers.

         4.11 Transferability of Budget Opticals Common Stock. The issued and outstanding shares of Budget Opticals Common Stock are subject to no restrictions with respect to transferability to Eyemakers in accordance with the terms of this Agreement.

         4.12 Title to Property and Assets. Budget Opticals has good and marketable title to all of the properties and assets used by it in the conduct of its business (including, without limitation, the properties and assets reflected in the Balance Sheets except any thereof since disposed of for value in the ordinary course of business), and none of such properties or assets is, except as disclosed in said Balance She-ets or the Schedules hereto, subject to a contract of sale not in the ordinary course of business or to security interests, mortgages, en-cumbrances, liens or charges of any kind or character.

         4.13 Condition of Personal Property. All tangible personal property, equipment, fixtures and inventories

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


    included within the assets of Budget Opticals or required to be used in the ordinary course of business are in good, merchantable or in reasonably repairable condition and are suitable for the purposes for which they are used. No value in excess of applicable reserves has been given to any inventory with respect to obsolete or discontinued products. All of the inventories and equipment, including equipment leased to others, are well maintained and in good operating condition.

         4.14 Real Estate. Schedule 4.14 contains a list of all real property owned by Budget Opticals or in which Budget Opticals has a leasehold or other interest and of any lien, charge or encumbrance thereupon. Such Schedule also contains a substantially accurate description identifying all such real property and the significant rental terms (including rents, termination dates and renewal condi-tions). The improvements upon such properties and use thereof by Budget Opticals conforms to all applicable lease restrictions, zoning and other local ordinances.

         4.15 List of Contracts and Other Data. Schedule 4.15 sets forth the following:

              4.15.1 (i) all computer software, patents and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date hereof and are used in connection with the operation of the business of Budget Opticals, all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by Budget Opticals and which are reasonably necessary to, or primarily used in connection with, the business of Budget Opticals, and (ii) all licenses granted by or to Budget Opticals and all other agreements to which Budget Opticals is a party and which relate, in whole or in part, to any items of the categories mentioned in (i) above or to other proprietary rights of Budget Opticals which are reasonably necessary to, or used in connection with, the business of Budget Opticals;

              4.15.2 all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, profit-sharing plans, deferred compensation agreements, employee pension or retirement plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of Budget Opticals;

              4.15.3    all contracts, understandings and

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


         commitments (including, without limitation, mortgages, indentures and loan agreements) to which Budget Opticals is a party, or to which it or any of its assets or properties are subject, and which are not specifically referred to in Sections 4.15.1 or 4.15.2 above or in
         Schedule 4.14 hereof; and

              4.15.4 the names and current annual compensation rates of all employees of Budget Opticals.

         True and complete copies of all documents and complete descriptions of all oral understandings, if any, referred to in
    Schedule 4.14 and 4.15 have been provided or made available to Eyemakers and its counsel.

         4.16  Business Property Rights.  The property referred to in
    Section 4.15.1 above, together with (i) all designs, methods, inventions and know-how related thereto, and (ii) all trademarks, trade names, service marks and copyrights claimed or used by Budget Opticals which have not been registered (collectively the "Business Property Rights"), constitute all such proprietary rights owned or held by Budget Opticals and which are reasonably necessary to, or used in, the conduct of the business of Budget Opticals. The designs, methods, inventions and know-how described in the preceding sentence constitute trade secrets of Budget Opticals within the meaning of all applicable laws, and Budget Opticals has taken all necessary steps required by law to protect these trade secrets as such. Budget Opticals owns or has valid rights to use all such Business Property Rights without conflict with the rights of others. Except as set forth in Schedule 4.19 hereto, no person or corporation has made or, to the knowledge of Budget Opticals, threatened to make any claim that the operation of the business of Budget Opticals or any Business Property Right is in violation of or infringes any proprietary or trade right of any third party. To the knowledge of Budget Opticals, no third party is in violation of or is infringing upon any Business Property Right.

         4.17 No Breach or Default. Budget Opticals is not in default under any contract to which it is a party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract. Budget Opticals has no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

         4.18 Labor Controversies. Budget Opticals is not a party to any collective bargaining agreement. There are not

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

    any controversies between Budget Opticals and any of its employees which might reasonably be expected to materially adversely affect the conduct of its business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of Budget Opticals, threatened relating to its business, and there are not any organizational efforts presently being made or threatened involving any of the employees of Budget Opticals. Budget Opticals has not received notice of any claim that Budget Opticals has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that Budget Opticals is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

         4.19 Litigation. Except as set forth in Schedule 4.19, there are no actions, suits or proceedings with respect to Budget Opticals involving claims by or against Budget Opticals pending or threatened against Budget Opticals, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. No basis for any action, suit or proceeding exists, and there are no orders, j-udgments, injunctions or decrees of any court or governmental agency with respect to Budget Opticals has been named or is a party which apply, in whole or in part, to the business of Budget Opticals, the assets or properties of Budget Opticals or the Budget Opticals Common Stock or which would result in any material adverse change in the business or prospects of Budget Opticals.

         4.20 No Brokers. Budget Opticals has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Budget Opticals to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Budget Opticals is unaware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.21 Validity and Effect of Agreements. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Budget
    Opticals enforceable
    in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The consummation of the transactions contemplated hereby does not require the consent of any third party not obtained, will not result in the material breach of any term or provision of, or constitute a default under, any order, judgment, injunction, decree, indenture, mortgage, lease, lien, other agreement or instrument to which Budget Opticals is a party or by which it is bound, and will not violate or conflict with any provision of the by-laws or articles of incorporation of Budget Opticals.

         4.22 No Misrepresentation or Omission. No representation or warranty by Budget Opticals in this Article 4 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by Budget Opticals pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide Eyemakers with accurate information as to Budget Opticals.

         4.23 Authorization of Agreements. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Budget Opticals, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

    5. Representations and Warranties of Eyemakers and the Company. Eyemakers and the Company, jointly and severally, represent and warrant to Budget Opticals as follows:

         5.1  Existence; Good Standing; Corporate Authority; Compliance
    With Law. Eyemakers and the Company are corporations duly incor-porated, validly existing and in good standing under the laws of the respective jurisdictions of their incorporation. Eyemakers and the Company are duly licensed or qualified to do business as foreign corporations and are in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by them therein or in which the transaction of their business makes such qualification necessary. Eyemakers and the Company have all requisite corporate power and authority to own their properties and carry on their businesses as now conducted. Neither Eyemakers nor the Company is in default with respect to any order of any court, govern-mental authority or arbitration board or tribunal to which either is a party or is subject, and neither Eyemakers nor the Company is in violation of any laws, ordinances, governmental rules or regulations to which it is subject. Eyemakers and the Company have obtained all licenses, permits or other authorizations and have taken all actions required by applicable law or governmental regulation in connection with their respective businesses as now conducted.

         5.2 Affiliate Entities. Except as set forth in Schedule 5.2, neither Eyemakers nor the Company owns, directly or indirectly, a majority or controlling interest in any corporation, business trust, joint stock company, partnership or other business organization or association relating to the business operations of Budget Opticals. As used in this Article 5 (other than Sections 5.3 and 5.6 hereof), references to Eyemakers and the Company shall include the affiliated entities set forth in Schedule 5.2 hereof.

         5.3 Capitalization. Eyemakers has authorized capital stock consisting solely of Twenty Million (20,000,000) shares of common stock, $0.001 par value per share, of which Five Million Three Hundred Eleven Thousand Two Hundred Thirty-Four (5,311,234) shares and no more are presently issued and outstanding. Except for rights granted pursuant to this Agreement and as set forth in Schedule 5.3 hereto, there are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to require the Company to sell or issue any capital stock or other securities. The Company has authorized capital stock consisting solely of Five Hundred Thousand (500,000) shares of common stock, no par value per share, of which Five Hundred Thousand (500,000) shares and no more are presently issued and outstanding. Except for rights granted pursuant to this Agreement and as set forth in Schedule 5.3 hereto, there are no outstanding rights, warrants, options, subscriptions, agreements or commitments giving anyone any right to require the Company to sell or issue any capital stock or other securities.

         5.4 Jurisdictions. Schedule 5.4 contains a list of all jurisdictions in which Eyemakers and the Company are presently licensed or qualified to do business. Eyemakers and the Company have complied in all material respects with all applicable laws of each such jurisdiction and all applicable rules and regulations of each regulatory agency therein. Neither Eyemakers nor the Company has been denied admission to conduct any type of business in any jurisdiction in which it is not presently admitted as set forth in such Schedule 5.4, has not had its license or qualification to conduct business in any jurisdiction revoked or suspended and has not been involved in any proceeding to revoke or su-spend a license or qualification.

         5.5 Taxes. Eyemakers and the Company (i) have duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by either of them prior to the date of this Agreement which relate to Eyemakers or the Company or with respect to which either of them or the assets or properties of Eyemakers or the Company are liable or otherwise in any way subject,
    (ii) have paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) have properly accrued for all such taxes accrued in respect of Eyemakers and the Company or the assets and properties of either of them for periods subsequent to the periods covered by such returns. No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement. Copies of all federal and state income (or franchise) tax returns of Eyemakers and the Company have been made available for inspection by Budget Opticals.

         5.6 Transferability of Eyemakers Preferred and Common Stock. The Class B Preferred, and the Eyemakers Common Stock into which such Class B Preferred is convertible, are subject to no restrictions with respect to transferability to the Budget Opticals Shareholders in accordance with the terms of this Agreement.

         5.7 No Breach or Default. Neither Eyemakers nor the Company is in default under any contract to which either is a party or by which either is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract. Neither Eyemakers nor the Company has any reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

         5.8 Labor Controversies. Neither Eyemakers nor the Company is a party to any collective bargaining agreement. There are not any controversies between Eyemakers, the Company or any of their respective employees which might reasonably be expected to materially adversely affect the conduct of their respective businesses, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or, to the knowledge of Eyemakers or the Company, threatened relating to their respective businesses, and there are not any organizational efforts presently being made or threatened involving any of the employees of Eyemakers or the Company. Neither Eyemakers nor the Company has received notice of any claim that either has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that either is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

         5.9 Litigation. Except as set forth in Schedule 5.9, there are no actions, suits or proceedings with respect to Eyemakers or the Company involving claims by or against Eyemakers or the Company pending or threatened against either Eyemakers or the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrum-entality. No basis for any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to Eyemakers or the Company has been named or is a party which apply, in whole or in part, to the business of Eyemakers or the Company, the assets or properties of Eyemakers or the Company, the Class B Preferred or the Eyemakers Common Stock or which would result in any material adverse change in the business or prospects of Eyemakers or the Company.

         5.10 Validity and Effect of Agreements. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Eyemakers and the Company, enforceable in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The consummation of the transactions contemplated hereby does not require the consent of any third party not obtained, will not result in the material breach of any term or provision of, or constitute a default under, any order, judgment, injunction, decree, indenture, mortgage, lease, lien, other agreement or instrument to which either is a party or by which either is bound, and will not violate or conflict with any provision of the by-laws or articles of incorporation of Eyemakers or the Company.

         5.11 No Misrepresentation or Omission. No representation or warranty by Eyemakers or the Company in this Article 5 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or to be furnished by Eyemakers or the Company pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact necessary in order to provide Budget Opticals with accurate information as to Eyemakers and the Company.

         5.12 Authorization of Agreements. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Eyemakers and the Company, and the consummation by both of them of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

    6.  Conditions of Merger.

         6.1 General Conditions. The obligations of each party hereto to effect the Merger shall be subject to fulfillment at or prior to the Effective Time of the following conditions:

              6.1.1 The Board of Directors and shareholders of Budget Opticals shall have duly approved the Merger in accordance with the Texas Business Corporation Act.

              6.1.2 The Boards of Directors of Eyemakers and the Company, and Eyemakers, in its capacity as sole shareholder of the Company, shall have duly approved the Merger in accordance with the Texas Business Corporation Act.

              6.1.3 No injunction, restraining order or other order issued by a court of competent jurisdiction which prohibits the consummation of the Merger shall be in effect (each party agreeing to use its best efforts to have any such injunction lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction, restraining order or other order which seeks to prohibit, restrain, invalidate or set aside consummation of the Merger.

              6.1.4 There shall not have been taken any action, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency which would render the consummation of the Merger illegal.

         6.2 Conditions to Obligation of Budget Opticals to Effect the Merger. The obligation of Budget Opticals to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

              6.2.1 Eyemakers and the Company shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time, and Eyemakers and the Company shall have delivered to Budget Opticals certificates in the name of Eyemakers and the Company, respectively, to that effect, dated as of the Closing Date and signed by its respective Chairman or President and its respective Secretary or any Assistant Secretary.

              6.2.2 The representations and warranties of Eyemakers and the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as contemplated or permitted by this Agreement, and Eyemakers and the Company shall have delivered to Budget Opticals certificates in the names of Eyemakers and the Company, respectively, to that effect, dated as of the Closing Date and signed by its respective Chairman or President and its respective Secretary or any Assistant Secretary.

              6.2.3 All corporate proceedings, including appropriate action by the Boards of Directors of Eyemakers and the Company and Eyemakers in its capacity as the sole shareholder of the Company, necessary to authorize the execution and delivery by Eyemakers and the Company of this Agreement and their performance of their respective obligations hereunder, have been duly and validly taken.

              6.2.4 Eyemakers shall have executed and delivered to Budget Opticals employment agreements in the form attached hereto as Exhibit D between Eyemakers and James C. Mellon, Karen Zabcik, Ted Karibian and Chris Mellon, respectively.

              6.2.5 Eyemakers shall have executed and delivered to Budget Opticals non-qualified stock option agreements in the form attached hereto as Exhibit E which are in such amounts, and which have been duly executed by those employees of Budget Opticals, as are set forth in Exhibit F attached hereto.

         6.3 Conditions to Obligation of Eyemakers and the Company to Effect the Merger. The obligation of Eyemakers and the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

              6.3.1 Budget Opticals shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and Budget Opticals shall have delivered to Eyemakers a certificate to that effect, dated as of the Closing Date and signed by the Chairman or President of Budget Opticals and its Secretary or any Assistant Secretary.

              6.3.2 The representations and warranties of Budget Opticals contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as contemplated or permitted by this Agreement, and Budget Opticals shall have delivered to Eyemakers and the Company a certificate to that effect, dated as of the Closing Date and signed by the Chairman or President of Budget Opticals and its Secretary or any Assistant Secretary.

              6.3.3 The Company shall have received, all in form and substance satisfactory in the judgment of Budget Opticals reasonably exercised, all consents, approvals and waivers required pursuant to the contracts listed in Schedule 4.15, the debt instruments of Budget Opticals and all filings and registrations with, and notifications to, all federal, state and local authorities, required for consummation of the transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents required by the laws of the State of Texas) shall have been made by Budget Opticals, and all approvals and authorizations of all federal, state and local and such foreign authorities required for consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

              6.3.4 Budget Opticals shall have delivered to Eyemakers employment agreements in the form attached hereto as Exhibit D duly executed by James C. Mellon, Karen Zabcik, Ted Karibian and Chris Mellon, respectively.

              6.3.5 Budget Opticals shall have delivered to Eyemakers non-qualified stock option agreements in the form attached hereto as Exhibit E which are in such amounts, and which have been duly executed by those employees of Budget Opticals, as are set forth in Exhibit F attached hereto.

              6.3.6 All shareholders of Budget Opticals have executed and delivered to Eyemakers the Indemnity and Guaranty Agreement in the form attached as Exhibit G hereto.

              6.3.7 Shareholders James C. Mellon, Chris Mellon, Karen Zabcik and Ted Karibian shall each have executed and delivered to Eyemakers a Noncompetition and Nondisclosure Agreement in the form attached hereto as Exhibit H.

              6.3.8 Budget Opticals shall have delivered to Eyemakers such additional certificates, opinions of counsel and other documents as Eyemakers may request.

              6.3.9 Budget Opticals shall have delivered to Eyemakers the resignations of all of the members of its Board of Directors, such resignations to be effective as of the close of business on the date of the Effective Time.

    7.  Termination, Amendment and Waiver.

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Budget Opticals:

              7.1.1 by mutual consent of the Boards of Directors of Budget Opticals, Eyemakers and the Company;

              7.1.2 by either Budget Opticals, Eyemakers or the Company if the Merger shall not have been consummated on or before July 31, 1997.

              7.1.3 by Budget Opticals if there is a material breach of any of the representations and warranties of Eyemakers or the Company or if Eyemakers or the Company fails to comply with any of their respective covenants or agreements contained herein or if any of the conditions specified in Sections 6.1 or 6.2 has not been met, waived or has become impossible to satisfy;

              7.1.4 by Eyemakers or the Company if there is a material breach of any of the representations and warranties of Budget Opticals or if Budget Opticals fails to comply with any of its covenants or agreements contained herein or if any of the conditions specified in Sections 6.1 or 6.2 has not been met, waived or has become impossible to satisfy;

              The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 7.1 is herein referred to as the "Termination Date."

         7.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

         7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Boards of Directors of Budget Opticals, Eyemakers and the Company at any time before or after approval hereof by the shareholders of Budget Opticals, but after any such approval no amendment shall be made which in any other way materially adversely affects the rights of the shareholders of Budget Opticals (other than a termination of this Agreement) without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

         7.4 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by the Boards of Directors of Budget Opticals, Eyemakers and the Company, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

    8.   General Provisions.

         8.1 Notice. All notices, requests or other communications required hereunder shall be in writing and shall be given by personal delivery, national overnight courier, facsimile transmission, or certified or registered mail, to any party at the respective addresses set forth in the first paragraph of this Agreement, or to such other address as shall be specified in writing by such party to the other party in accordance with the terms and conditions of this Section.
    All notices, requests or other communications shall be deemed effective (i) immediately if delivered personally or by facsimile transmission, (ii) the next business day if delivered by national overnight courier, or (iii) Three (3) business days after deposit with the United States Postal Service, postage prepaid, if delivered by certified or registered mail.

         8.2 Expenses. Each party hereto will pay its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of the transactions contemplated hereby.

         8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         8.4 Survival. For purposes of the Indemnity and Guaranty Agreement, all of the terms, conditions, warranties and representations contained in this Agreement shall survive, in accordance with their terms, the Effective Time.
         8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         8.6 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

         8.7 Merger of Documents. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

         8.8 Incorporation of Exhibits and Schedules. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         8.9. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the provisions of this Agreement inoperative, unenforceable or inv-alid.

         8.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

         8.11  Entire Agreement.  This Agreement, together with the
    Exhibits, Schedules, and other documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

              EYEMAKERS:     EYEMAKERS, INC.


                             By:  /s/ GEORGE E. ORM, III
                               George E. Orm III, O.D.
                               Chairman of the Board



              COMPANY:       EYEMAQ, INC.


                             By:  /s/ GEORGE E. ORM, III
                               George E. Orm III, O.D.
                               President


         BUDGET OPTICALS:    BUDGET OPTICALS OF AMERICA, INC.


                             By:  /s/ JAMES C. MELLON
                               James C. Mellon
                               President

                             LIST OF EXHIBITS
                              AND SCHEDULES

Exhibits

A                Plan and Agreement of Reorganization
B                Ownership of Budget Opticals of America, Inc.
C                Financial Statements
D                Employment Agreement
E                Non-Qualified Stock Option Agreement
F                Option Distribution
G                Indemnity and Guaranty Agreement
H                Noncompetition and Nondisclosure Agreement

Schedules

4.2              Affiliate Entities

4.3              Capitalization

4.4              List of Jurisdictions

4.6              Officers and Directors; Bank Accounts; Powers of Attorney;
                 Insurance

4.9              Absence of Certain Changes

4.14             Real Estate

4.15             List of Contracts and Other Data

4.19             Litigation

5.2              Affiliate Entities

5.3              Capitalization

5.4              Jurisdictions